UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2010

First BanCorp.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-14793	66-0561882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1519 Ponce de Leon Ave., PO Box 9146, San Juan, Puerto Rico		00908-0146
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-729-8041

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2010, First BanCorp (the "Company") agreed to amendments to the Exchange Agreement (the "Exchange Agreement") executed with the United States Department of the Treasury (the "Treasury") on July 7, 2010 pursuant to which it (i) issued 424,174 shares of a new series of preferred stock, Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the "Series G Preferred Stock"), with a liquidation preference of $1,000 per share, in exchange for the 400,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F, with a liquidation preference of $1,000 per share (the "Series F Preferred Stock"), beneficially owned and held by the Treasury and the accrued and unpaid dividends on the Series F Preferred Stock, and (ii) amended a warrant (the "Warrant") dated January 16, 2009 that entitles the Treasury to purchase 5,842,259 shares of the Company’s common stock.

Among other things, the Certificate of Designations for the Series G Preferred Stock (the "Certificate of Designations") sets forth (i) as a condition to the early conversion of the Series G Preferred Stock into common stock that the Company shall have completed one or more transactions in which investors other than the Treasury have collectively provided a minimum aggregate amount of $500 million in aggregate gross cash proceeds to the Company in exchange for common stock (the "Required Equity Raise"), and (ii) the exchange value per share of Series G Preferred Stock as an amount equal to $650 (the "Exchange Value").

The amendments to the Exchange Agreement and the related amendments to the Certificate of Designations reduce the size of the Required Equity Raise required to satisfy the remaining substantive condition to the Corporation’s ability to compel the conversion into shares of common stock of the Series G Preferred Stock to $350 million. In addition, the amendments also include an amendment that increases the number of shares of common stock into which the Series G Preferred Stock is convertible. Rather than a discount of 35% of the liquidation preference of the Series G Preferred Stock, the amendments provide that the Series G Preferred Stock will have a discount of 25% of its liquidation preference. Based on the initial conversion price of $0.7252 per share, which is subject to adjustment, the Company would issue 1034.1975 shares of common stock for each share of Series G Preferred Stock (calculated by dividing $750, or the discount of 25% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per share), or an aggregate of approximately 438.7 million shares of common stock (rather than 380.2 million shares of common stock) upon the conversion of the Series G Preferred Stock. The reduction in the discount will apply to a conversion that the Company compels as well as any conversion at the option of a holder of the Series G Preferred Stock.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth in Item 1.01 above is incorporated into this Item 3.03(a) by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the issuance of the Series G Preferred Stock, on July 16, 2010, the Corporation filed a Certificate of Designations (the "Certificate of Designations") with the Puerto Rico Department of State for the purpose of amending its Restated Articles of Incorporation to fix the designations, preferences, limitations and relative rights of the Series G Preferred Stock. The Treasury, as sole holder of the Series G Preferred Stock, has consented to the filing, and the Company will file, with the Secretary of State of Puerto Rico a First Amendment to the Certificate of Designations to amend the terms applicable to the Series G Preferred Stock, as described in Item 1.01 above and incorporated into this Item 5.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits

Exhibit - Description of Exhibit

3.1 - Form of First Amendment to Certificate of Designation creating the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G

10.1 - First Amendment to Exchange Agreement, dated as of December 1, 2010, by and between First BanCorp and the United States Department of the Treasury

99.1 - Press Release, dated December 2, 2010

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First BanCorp.

December 2, 2010	By:	/s/ Lawrence Odell

Name: Lawrence Odell
Title: Executive Vice President and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

3.1	Form of First Amendment to Certificate of Designation creating the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G
10.1	First Amendment to Exchange Agreement, dated as of December 1, 2010, by and between First BanCorp and the United States Department of the Treasury
99.1	Press Release, dated December 2, 2010